Registration Statement No. ____________

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM S-8
REGISTRATION STATEMENT

Under
THE SECURITIES ACT OF 1933

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SARS CORPORATION
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(Exact name of registrant as specified in its charter)

Nevada	33-0677545
(State or other jurisdiction of incorporation)	(IRS Employer I.D. Number)

19119 North Creek Parkway, Suite 201
Bothell, WA 98011
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(Address of principal executive offices)(Zip Code)

866-276-7277
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(Registrant's telephone no., including area code)

AGREEMENT BETWEEN BILL BATES and SARS CORPORATION
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(Full Title of the Plan)

The Otto Law Group, PLLC
601 Union Street, Suite 4500
Seattle, WA 98101
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(Name and address of agent for service)

(206) 262-9545
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(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered:	Amount to be Registered (1):	Proposed Offering Price per Share (2):	Maximum Aggregate Offering Price (2):	Proposed Maximum Amount of Fee (2):
Common Stock, $0.001 par value	150,000	$1.75	$262,500	$10.32

(1)           In connection with Mr. Bates’ Consulting Services Agreement, he has agreed to provide business development, strategic advice and investor relation services to the Company in exchange for 150,000 shares of common stock, par value $0.001 per share, with a per share price at $1.75 per share (the “Shares”), to be filed on Form S-8 under the Securities Act of 1933 with the Securities and Exchange Commission (the “SEC”).  The Shares, when issued, sold and delivered shall be duly and validly issued, fully paid and nonassessable shares of the Company.  The Shares are issued to Mr. Bates in connection with his Consulting Services Agreement with the Company, attached hereto.  The term of the Consulting Services Agreement is one year.  The Consulting Services Agreement may be further renewed only by the mutual written agreement of the parties.  The Company or the Consultant may terminate the Consulting Services Agreement at any time by 30 days written notice to the other party subject to outstanding obligations.  Mr. Bates’ agreement qualifies as an Employee Benefit Plan as defined under Rule 405 of Regulation C.

(2)           Estimated solely for the purposes of determining the registration fee pursuant to Rule 457.  On March 4, 2008, the fair market value of the Company's common stock, determined from its closing price on the Over-the-Counter Bulletin Board was $1.75 per share. On this basis, the maximum aggregate offering price for the options to purchase shares being registered hereunder is $262,500 and this is the basis for computing the filing fee in accordance with Rule 457(h) and at a rate of the aggregate offering price multiplied by .00003930.

PART II

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents, which have been filed with the Securities and Exchange Commission (the “Commission”) by the Registrant are incorporated by reference in this registration statement:  (i) the Company's Annual Report on Form 10-KSB, as amended, for the fiscal year ended September 30, 2007; (ii) the  Company's Quarterly Report on Form 10-QSB for the periods ended December 31, 2007, June 30, 2007 and March 31, 2007; and (iii) the Company's periodic reports on Form 8-K filed February 19, 2008, January 18, 2008, January 4, 2008, December 21, 2007, November 13, 2007, November 5, 2007, October 30, 2007, October 9, 2007, September 7, 2007, August 31, 2007, as amended and April 5, 2007.  All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of the filing of such documents.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Company's Bylaws permit indemnification to the fullest extent permitted by Nevada law. Section 78.7502 of the Nevada General Corporation Law provides that the Company may indemnify any person who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the Company, by reason of the fact that the person is or was a director or officer or is or was serving at the request of the Company as a director or officer of another company, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Additionally, the Company may indemnify a director or officer who is or was a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that he is or was a director or officer of the Company, or serving at the request of the Company as a director or officer of another company, partnership, joint venture, trust or other enterprise, against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Company.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of us in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 8. EXHIBITS

The Exhibits required to be filed as part of this Registration Statement are listed in the attached Index to Exhibits and incorporated herein by this reference.

ITEM 9. UNDERTAKINGS

(a)              The undersigned Registrant hereby undertakes:

(1)              To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)              To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)              To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the change in volume and price represents no more than 20% change in the maximum aggregate offering price set forth in the "Calculation  of  Registration  Fee" table in the effective registration statement;

(iii)              To  include  any  material  information  with  respect  to  the  plan  of distribution  not  previously  disclosed  in the  registration  statement or any material change to such information in the registration statement; provided,  however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information  required  to be  included in a  post-effective  amendment  by those paragraphs  is  contained  in periodic  reports  filed with or  furnished to the Commission  by the  Registrant  pursuant  to Section 13 or Section  15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2)              That for the purpose of determining any liability under the Securities Act, each such  post-effective  amendment  shall be  deemed to be a new  registration statement relating to the securities  offered therein,  and the offering of such securities  at that time shall be deemed to be the  initial  bona fide  offering thereof.

(3)              To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)              The  undersigned   Registrant  hereby  undertakes  that,  for  purposes  of determining  any  liability  under  the  Securities  Act,  each  filing  of  the Registrant's  annual  report  pursuant to Section  13(a) or Section 15(d) of the Exchange Act, (and, where applicable,  each filing of an employee benefit plan's annual  report   pursuant  to  section  15(d)  of  the  Exchange  Act)  that  is incorporated by reference in the registration  statement shall be deemed to be a new registration  statement relating to the securities offered therein,  and the offering of such  securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)              Insofar as indemnification for liabilities arising under the Securities Act may  be  permitted  to  directors,  officers  and  controlling  persons  of  the Registrant pursuant to the foregoing  provisions,  or otherwise,  the Registrant has been advised that in the opinion of the Securities  and Exchange  Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore,  unenforceable. In the event that a claim for indemnification against such  liabilities  (other than the payment by the Registrant of expenses incurred or paid by a director,  officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director,  officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been  settled by  controlling  precedent,  submit to a court of  appropriate jurisdiction  the  question  of whether  such  indemnification  by it is against public  policy  as  expressed  in the Act  and  will be  governed  by the  final adjudication of such issue.

Items 4 and 7 are inapplicable and have been omitted.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements or filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Seattle, State of Washington, on this 10th day of March 2008.

SARS CORPORATION

(Registrant)

/s/ Clayton Shelver

Clayton Shelver, CEO and Director

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the date indicated.

/s/ David M. Otto David M. Otto, Director Date: 3/10/08
/s/ Clayton Shelver Clayton Shelver, Director Date: 3/10/08

Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the employee benefit plan) have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seattle, State of Washington, on this 10th day of March 2008.

/s/ Alan Chaffee

Alan Chaffee, CFO

INDEX TO EXHIBITS

Number	Description
5.1	Opinion of The Otto Law Group, PLLC
10.1	Agreement between Bill Bates and SARS Corporation
23.1	Consent of The Otto Law Group, PLLC (contained in Exhibit 5)
23.2	Consent of Independent Registered Public Accounting Firm